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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):
October 6, 2000

Commission file number 0-26053

MDU COMMUNICATIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	84-1342898 (IRS Employer Identification No.)
108 - 11951 Hammersmith Way Richmond, B.C., Canada (Address of principal executive offices)	V7A 5H9 (Zip Code)

(604) 277-8150
(Registrant's telephone number, including area code)

Item 5.  Other Events.

    On October 6, 2000, the Board of Directors of MDU Communications International, Inc. (the "Company") accepted the recommendation of its Compensation Committee to re-price, at US$2.00 per share, the exercise price of all options previously granted at US$5.00 per share under the 2000 Incentive Stock Option Plan (the "Plan"). Approximately 2,970,084 options were re-priced as a result of this action.

    Due to the fact that the trading price of the Company's common stock has been significantly below US$5.00 since early April 2000, the Compensation Committee became concerned that employee stock options granted under the Plan had become a de-motivating factor at a critical time when the Company was executing a business plan with high performance targets, and had a continuing need to attract high caliber employees as well as insuring retention of its core current employees and management. Based on these factors, the Board accepted the re-pricing recommendation, which although still at a premium to current market price (US$1.25 per share as of October 6, 2000), would constitute a motivating factor for employees. Prior to this decision, the Company received independent professional advice to determine the financial and tax ramifications on the Company due to re-pricing and determined that such ramifications were a manageable consequence.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU COMMUNICATIONS INTERNATIONAL, INC.
Date: October 26, 2000	By:	/s/ ROBERT A. BIAGIONI Robert A. Biagioni Chief Financial Officer

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SIGNATURES